EXHIBIT 10.21

ALIMERA SCIENCES INC.
2010 EQUITY INCENTIVE PLAN
ADDENDUM
Terms and Conditions for French Option Grants
The following terms and conditions will apply in the case of Option grants to French residents and to those individuals who are otherwise subject to the laws of France.

1.Definitions: All capitalized terms and expressions contained herein shall have the meanings ascribed to them in the Alimera Sciences Inc. 2010 Equity Incentive Plan, it being specified that:

(a)"Applicable Laws" means the legal requirements relating to the administration of stock option plans under the laws of the State of Delaware, the laws of United States, any stock exchange or quotation system on which the Common Stock is listed or quoted and French corporate, securities, labor and tax laws.

(b)"Employee" means (i) any person employed by the Company or a branch of the Company or a Subsidiary in a salaried position within the meaning Applicable Laws, who does not own more than 10% of the voting power of all classes of stock of the Company, or any Parent or Subsidiary, and who is a resident of the Republic of France or (ii) any person employed by the Company or a branch of the Company or a Subsidiary who is a resident of France for tax purposes or who performs his or her duties in France and is subject to French income social security contributions on his or her remuneration.

(c)"Fair Market Value" means, as of any date, the dollar value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market or Nasdaq Global Market of the Nasdaq Stock Market, its Fair Market Value will be the average closing price for the last 20 trading days preceding the date of determination for such stock (or the average closing bid price for such 20 trading-day period, if no sales were reported) as quoted on such exchange or system and reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is quoted on the Nasdaq Stock Market (but not on the Nasdaq Global Select Market or Nasdaq Global Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock for the last 20 trading days preceding the date of determination; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Board.
Notwithstanding the above, the Fair Market Value will be equal to the Fair Market Value as defined in the Plan provided that it is not lower than 80% of the Fair Market Value as defined in Section 1 (c) (i), (ii) and (iii) of this Addendum.

(d)"Subsidiary" means any participating subsidiary of the Company located in the Republic of France and that falls within the definition of “subsidiary” within the meaning of Section L. 225-180 paragraph 1 of the French commercial code.

(e)“Termination” means if the Participant is an Employee, the last day the Participant worked as Employee irrespective of whether the termination of the employment agreement is due to resignation or dismissal of the Employee for any reason whatsoever; if the Participant is a corporate officer as defined in Section 2 of this Addendum, Termination means the date on which he or she effectively leaves his or her position as a corporate officer for any reason whatsoever.

(f)“Optioned Stock” means the Common Shares issued upon the exercise of an Option.

2.Eligibility: Options granted pursuant to this Addendum may be granted only to Employees. To the extent applicable to the Company, the “Président du conseil d’administration”, the “membres du directoire”, the “Directeur general”, the “directeurs généraux délégués”, the “Gérant” of a company with capital divided by shares who are not also Employees of a Subsidiary in accordance with a valid employment agreement may also be granted Options hereunder provided that the Optioned Stock are listed. For the purpose of this Addendum, when applicable, the rules set forth for an Employee shall be applicable to the aforementioned corporate officers.

3.Stock Subject to the Plan: The total number of Options outstanding which may be exercised for newly issued Common Shares may at no time exceed one-third of the Company’s voting stock, whether preferred stock of the Company or Common Stock. If any Optioned Stock is to consist of reacquired Common Shares, such Optioned Stock must be purchased by the Company, in the limit of 10% of its share capital, prior to the date of grant of the corresponding new Option and must be reserved and set aside for such purposes. In addition, the new Option must be granted within one (1) year of the acquisition of the Common Shares underlying such new Option.

4.Limitations Upon Granting of Options.

(a)Declaration of Dividend; Capital Increase: To the extent applicable to the Company, Options cannot be granted during the 20 trading days from (i) the date the Common Stock is trading on an ex-dividend basis or (ii) a capital increase.

(b)Non-Public Information: To the extent applicable to the Company, the Company shall not grant Options during the closed periods required under Section L 225-177 of the French Commercial Code. As a result, notwithstanding any other provision of the Plan, Options cannot be granted:
(i)during the ten (10) trading days preceding and following the date on which the consolidated accounts, or, if unavailable, the annual accounts, are made public;

(ii)during the period between the date on which the Company’s governing bodies (i.e., the Board of Directors) become aware of information which, if made public, could have a material impact on the price of the Common Shares, and the date ten (10) trading days after such information is made public.

(c)Right to Employment: Neither the Plan nor any Option shall confer upon any Participant any right with respect to continuing the Participant’s employment relationship with the Company or any Subsidiary.

5.Exercise Price. The exercise price for the Common Shares to be issued pursuant to exercise of an Option will be determined by the Board of Directors upon the date of grant of the Option but will be no less than one hundred percent (100%) of the Fair Market Value per Common Share on the date of grant.

6.Term of Option: The term of each Option shall be as stated in the Award Agreement provided, however, that the maximum term of an Option shall not exceed ten (10) years from the date of grant of the Option.

7.Exercise of Option/ Restriction on Sale:

(a)Options may be exercised to the extent they have vested. Options granted hereunder will vest as the Board determines.

(b)An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Common Shares with respect to which the Option is exercised together with any applicable withholding taxes and social security contributions. Full payment may consist of any consideration and method of payment authorized by the Board and permitted by the Award Agreement, the Plan and the Addendum to the exclusion of any cashless exercise program. Until the Common Shares are issued (as evidenced by the appropriate entry in the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Common Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Common Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Common Shares are issued, except as provided in Article 11 of the Plan.

(c)Option granted to corporate officers: In the event of Options granted pursuant to this Addendum to a French grantee who qualifies as a corporate officer under French law (“mandataires sociaux”) as defined in Section 2 above:

i)the Award Agreement shall determine the portion of the Options the corporate officer will not be entitled to exercise before the end of his functions or, the portion of the Common Shares the corporate officer will have to hold until the end of his functions and;

ii)the Company will implement stock options plan, restricted stock units plan, voluntary or mandatory profit sharing agreement for at least 90% of the French branch and subsidiaries’ employees.

8.Non-Transferability of Options: An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

9.Changes in Capitalization: If any adjustment or substitution provided for in Article 11 of the Plan to the exercise price and the number of Common Shares covered by outstanding Options would violate Applicable Laws in such a way to jeopardize the favorable tax and social security treatment of this Plan together with this Addendum and the Options granted thereunder, then no such adjustment nor substitution will be made prior to the exercise of any such outstanding Options.

10.Information Statements to Participants: The Company or Subsidiary, as required under Applicable Laws, will provide each Participant with copies to the appropriate governmental entities, such statements of information as required by the Applicable Laws.

11.Reporting to the Shareholders’ Meeting: The Subsidiary, if required under Applicable Laws, will provide its shareholders with an annual report with respect to Options granted and/or exercised by its Employees in the financial year.